EXHIBIT 5.1

October 27, 2005

Cutter & Buck Inc.

701 North 34th Street, Suite 400

Seattle, Washington  98103

Dear Sir or Madam:

We have acted as counsel for Cutter & Buck Inc. (the “Company”) in connection with the preparation and filing with the Securities and Exchange Commission of the registration statement on Form S-8 (the “Registration Statement”) relating to 139,483 shares of common stock, no par value per share, of the Company (the “Common Stock”) being offered pursuant to the Cutter & Buck Inc. 1995 Employee Stock Option Plan, Cutter & Buck Inc. 1995 Non-Employee Director Stock Incentive Plan, Cutter & Buck Inc. 1997 Stock Incentive Plan, Cutter & Buck Inc. 1999 Non-Employee Director Stock Incentive Plan, Cutter & Buck Inc. 2000 Stock Incentive Plan, Cutter & Buck Inc. 2000 Transition Stock Incentive Plan for Officers, Cutter & Buck Inc. 2000 Transition Stock Incentive Plan for Non-Officers and the individual stock option agreements for Ernest R. Johnson and William B. Swint (the “Plans”).

In rendering this opinion letter, we have relied as to matters of material fact upon the representations of members of the Company’s management; however, we have no reason to believe that any such representations are incorrect or incomplete.  We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies and the authenticity of the originals of such copies.  In connection with this letter, we have concerned ourselves solely with the application of the laws of the State of Washington and the laws of the United States, and no opinion is expressed herein concerning the possible effects of the laws of any other jurisdiction.

Subject to the foregoing, we are of the opinion that when issued in conformance with the terms and conditions of the Plans, the Common Stock will be validly issued, fully paid and nonassessable.

The opinions contained in this letter are given as of the date hereof, and we render no opinion as to any matter brought to our attention subsequent to the date hereof.  We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including the prospectus constituting a part thereof, and any amendments or supplements thereto.

Very truly yours,

/s/ LANE POWELL PC

LANE POWELL PC